CERTIFICATE OF INCORPORATION

OF

OPHTHALIX INC.

The undersigned, for purposes of incorporating a corporation under the General Corporation Law of the State of Delaware, does hereby certify as follows:

ARTICLE I

Name

The name of the corporation is OphthaliX Inc.

ARTICLE II

Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE III

Capitalization

3.1

Authorized Shares.

(i)

The total number of shares of stock which the corporation shall have authority to issue is 100,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.

(ii)

Reverse Stock Split. Effective the close of business on August 6, 2013, the outstanding shares of Common Stock of the Company shall be reverse split at the rate of one share for each four and one-half shares outstanding with fractional shares rounded up to the nearest whole share.

3.2

Preferred Stock.

(i)

Shares of preferred stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the corporation, and the board of directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.  The authority of the board of directors with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

(a)

The number of shares constituting that series and the distinctive designation of that series;

(b)

The dividend rate or rates, if any, on the shares of that series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)

Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)

Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(e)

Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

(f)

Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)

The rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)

Any other relative rights, powers, and preferences, and the qualifications, limitations and restrictions thereof, of that series.

(ii)

Each holder of common stock, as such, shall be entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the General Corporation Law of the State of Delaware.

3.3

No Class Vote on Changes in Authorized Number of Shares of Preferred Stock.  Subject to the rights of the holders of any series of preferred stock pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the board of directors, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the common stock irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

ARTICLE IV

Board of Directors

Number of Directors; Vacancies and Newly Created Directorships.  The number of directors constituting the board of directors shall be not fewer than one and not more than nine.  The number of directors initially shall be three.  Subject to the previous sentence and to the special rights of the holders of any class or series of stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the board of directors.  Vacancies and newly-created directorships shall be filled exclusively pursuant to a resolution adopted by the board of directors.

ARTICLE V

Limitation of Director Liability;

Indemnification and Advancement of Expenses

5.1

Limitation of Director Liability.  To the fullest extent that the General Corporation Law of the State of Delaware or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  No amendment to, or modification or repeal of, this Article V shall adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

5.2

Indemnification and Advancement of Expenses.  The corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an Indemnitee) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the corporation or, while a director or an officer of the corporation, is or was serving at the request of the corporation as a director or officer of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee.  Notwithstanding the preceding sentence, the corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the board of directors of the corporation.

ARTICLE VI

Meetings of Stockholders

6.1

Special Meetings of Stockholders.  Subject to the rights of the holders of any series of preferred stock, and to the requirements of applicable law, special meetings of stockholders may be called only by either (i) the chairman of the board of directors, chief executive officer, or the president; (ii) by the board of directors pursuant to a resolution adopted by a majority of the total number of directors which the corporation would have if there were no vacancies; or (iii) by the holders of 20% of the total votes entitled to be cast by the holders of all the outstanding capital stock of the corporation entitled to vote generally in an election of directors.

6.2

Election of Directors by Written Ballot.  Election of directors need not be by written ballot.

ARTICLE VII

Registered Office and Agent

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The registered agent in charge thereof is The Corporation Trust Company.

ARTICLE VIII

Amendments to the Certificate of Incorporation and Bylaws

8.1

Amendments to the Certificate of Incorporation.  Notwithstanding any other provisions of this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles V or VIII may be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 66⅓ percent (66.33%) of the capital stock of the corporation entitled to vote generally in an election of directors, voting together as a single class.

8.2

Adoption, Amendment and Repeal of the Bylaws.  In furtherance and not in limitation of the powers conferred by law, the board of directors is expressly authorized to make, alter, amend and repeal the bylaws of the corporation subject to the power of the stockholders of the corporation to alter, amend or repeal the bylaws; provided, however, that with respect to the powers of stockholders to make, alter, amend or repeal the bylaws, the affirmative vote of the holders of at least 66⅓ percent (66.33%) of the capital stock of the corporation entitled to vote generally in an election of directors, voting together as a single class, shall be required to make, alter amend or repeal the bylaws of the corporation.

ARTICLE IX

Incorporator; Initial Board of Directors

9.1

Name and Address of Incorporator.  The name and mailing address of the incorporator is Ronald N. Vance, Attorney at Law, 1656 Reunion Avenue, Suite 250, South Jordan, Utah 84095.

9.2

Initial Directors.  The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation.  The names and mailing addresses of the persons who are to serve as the initial board of directors shall be as follows:

NAME

ADDRESS

Pnina Fishman

123 West Nye Lane, Suite 129

Carson City, NV 89706

Ilan Cohn

123 West Nye Lane, Suite 129

Carson City, NV 89706

Guy Regev

123 West Nye Lane, Suite 129

Carson City, NV 89706

Roger Kornberg

123 West Nye Lane, Suite 129

Carson City, NV 89706

ARTICLE X

Inapplicability of Section 203

The corporation shall not be subject to the provision of Section 203 of the General Corporation Law of the State of Delaware.

3